Orgenesis Inc.
(the "Company")
Employment Term Sheet

Name of Employee: Mr. Sav DiPasquale
506 Vaughan Mills Road, Vaughan, Ontario, Canada

Position/Title: President and Chief Executive Officer (CEO) commencing December 17, 2012 but payment of salary commencing effective December 1, 2012.

Duties: Responsible for overall direction, strategy, research, development and operations of the Company, including fundraising. CEO acknowledges that substantial research and development is conducted in Israel and that extensive travel may be necessary.

Fundraising: The CEO will be responsible to work toward a minimum of $5,000,000 USD in Company equity fundraising, on terms approved by the directors, acting reasonably, with a target date for closing within 6 months.

Reporting Structure: Reports to Board of Directors.

Compensation:

- **Salary:** initially **$180,000 USD** gross annually, paid monthly on the 5th day of each month, to be reviewed immediately by the directors for upward adjustment when Fundraising described above completed. Salary is paid monthly in advance.
- **Options.** CEO will be eligible for options pursuant to Company Stock Option Plan after Performance Shares described below earned.
- **Signing Bonus in Performance Shares:**
  - CEO may earn up to 2,455,895 shares (Performance Shares), being 5% of the current outstanding shares of the Company by fulfilling the following performance criteria while he remains as CEO:
  - 982,358 Performance Shares (2%) will be issued upon the completion of the Fundraising;
  - 1,473,537 Performance Shares (3%) will be issued as to 25% on each of the first, second, third and fourth anniversaries of the date of the employment agreement.
  - It is intended that these Performance Share issuances not result in immediate adverse tax implications for CEO, and so at his request the structure may change to options or another tax efficient structure.

- **Bonus:** For any year, any bonus shall be at the absolute discretion of the Compensation Committee of the Board of Directors.
- **Expenses:** Company to pay all reasonable expenses of CEO incurred in the performance of his job, as per budget pre-approved by the directors.
- **Benefits:** the Company offers no benefits.
- **Vacation:** 5 weeks per annum.
- **D & O Insurance:** Orgenesis will maintain D&O insurance commencing immediately.

Termination: No set contract term, no termination in first 3 months and thereafter termination by either party on 30 days' notice. All vested options expire 90 days after the date of cessation of employment. Unissued Performance Shares will not be issued. If CEO leaves Company for any reason, he agrees not to sell more than 25% of his Performance Shares in any 3 month period.

Confidentiality: For the term of the employment agreement and for a period of 3 years thereafter, CEO will not use any proprietary or confidential information he learned about the Company for any purposes other than for the benefit of the Company and will not disclose such information to any other party.

This term sheet is confidential, except as required by law or regulatory requirements.

Orgenesis Board Approval. This term sheet is conditional upon Orgenesis board approval within 3 business days of execution.

The parties will complete and execute a definitive employment agreement on the above terms within a reasonable time.

I acknowledge and agree to the above terms of employment as of the date hereof.

December 17, 2012

[signature]

Sav DiPasquale

Orgenesis Inc.

Per:

[signature]

Authorized Signatory